EXHIBIT 10.14

                         LOAN AGREEMENT


                  Dated as of December 24, 1996


                             Between


                BEDFORD PROPERTY INVESTORS, INC.


                           as Borrower


                               and


                 UNION BANK OF CALIFORNIA, N.A.

                            as Lender

                         LOAN AGREEMENT


    This Loan Agreement ("Agreement") is made and entered into as of December 24, 1996, between BEDFORD PROPERTY INVESTORS, INC., a
Maryland corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A.
("Lender").

                        R E C I T A L S:

   A. Borrower has requested that Lender provide certain secured credit accommodations to Borrower.

   B. Lender is willing to provide such secured credit accommodations to Borrower, on the terms and conditions set forth in this Agreement. (Unless otherwise indicated, all Section references herein refer to provisions of this Agreement.)

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

   As used in this Agreement, the following words and phrases shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

   "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

   "Appraisal" means a written appraisal prepared by an MAI appraiser acceptable to Lender in its sole discretion and subject to Lender's customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including, without limitation, FIRREA.

   "Appraised Value" means, as to any Property, the fair market value of such Property as reflected in the then most-recent Appraisal of such Property, as the same may have been adjusted by Lender based upon its internal review of such Appraisal.

   "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or which is a day on which banking institutions located in the State of California are required or authorized by law or other governmental action to close.

   "Closing Date" means the date on which all of the conditions precedent to Lender's obligations set forth in Section 3.01 shall have been satisfied, as determined by Lender in its sole discretion, but in no event later than January 15, 1997.


   "Collateral" means, collectively, the Property, the Personal
Property and any other real or personal property in or upon which a Lien is granted by Borrower, or as to which an assignment for security purposes is made by Borrower from time to time, pursuant to this Agreement, the Deeds of Trust or any other Loan Document.

   "Contractual Obligation" as applied to any Person, means any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

   "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon or applicable to the Person in question.

   "Debt Service" means, for the relevant one-year period, total principal and interest due and payable on the Loan based upon a rate of interest equal to the greater of (i) the Fixed Rate, or (ii) a rate equal to two percent (2.00%) in excess of the then prevailing yield (as published in The Wall Street Journal) for on-the-run (i.e., the most recently auctioned) ten (10) year United States Treasury Notes, as determined by Lender. In determining Debt Service, the outstanding principal amount of the Loan shall be fully amortized over a twenty-five year (25) term in equal monthly payments of principal and interest.

   "Debt Service Coverage Ratio" means the ratio of the Net Operating Income for the relevant one-year period to Debt Service for the relevant period.

   "Deeds of Trust" mean, collectively, the Deeds of Trust, Assignments of Rents, Security Agreements and Fixture Filings executed and delivered by Borrower in favor of Lender pursuant to this Agreement and encumbering all right, title and interest of Borrower in the Property.

   "Event of Default" means any of the events of default specified in
Section 7.01 of this Agreement.

   "FIRREA" means the Financial Institutions Recovery, Reform and
Enforcement Act of 1989, as amended from time to time.

   "Fixed Rate" means an interest rate equal to seven and one-half percent (7.50%).

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

   "Governmental Authority" means any federal, state or local governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, court, administrative tribunal or public utility.

   "Hazardous Substance" shall have the meaning given to it in the Environmental Compliance Agreement of even date herewith executed by Borrower in favor of Lender.


   "Indebtedness", as applied to any Person, means (a) all indebtedness, obligations or other liabilities of such Person with respect to borrowed money created, incurred, assumed or guaranteed by such Person, (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), and (c) all other indebtedness, obligations or other liabilities of such Person.

   "Lease" means a lease, occupancy agreement or other agreement creating possessory rights in all or any portion of a Property, including any improvements included in a Property.

   "Liabilities and Costs" means losses, costs, claims, damages, liabilities and causes of action (including, without limitation, the fees and costs of attorneys, expert witnesses and consultants, and the cost of investigation and feasibility studies), direct or indirect, known or unknown, absolute or contingent, post, present or future.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

   "Loan" means the secured credit accommodation in the principal amount of Twenty-Five Million Dollars ($25,000,000) which Lender has agreed to provide to Borrower pursuant to this Agreement.

   "Loan Documents" means this Agreement, the Note, the Deeds of Trust, the Environmental Compliance Agreement, the Alternative Dispute Resolution Agreement and the Agreement to Furnish Insurance, and all other agreements, instruments and documents (together with all amendments thereto and modifications and replacements thereof) now or hereafter executed by Borrower, which evidence, guarantee or secure the Obligations. Notwithstanding the inclusion of the Environmental Compliance Agreement within the Loan Documents, all obligations of Borrower under the Environmental Compliance Agreement shall at all times be and remain unsecured.

   "Major Agreement" means (a) any Lease covering more than 20,000 net rentable square feet, (b) any reciprocal easement agreement, cross-parking or access agreement, covenants, conditions or restrictions or other material agreement binding upon a Property, (c) any management agreement with respect to a Property that (i) provides for the payment of management fees in excess of five percent (5%) of gross rents (including expense reimbursements accounted for as rent), or (ii) is not terminable by Borrower (or any successor or assign of Borrower) on not more than thirty days' prior written notice, and (d) unless terminable by Borrower (or any successor or assign of Borrower) on not more than thirty days' prior written notice: (i) any leasing agreement with respect to a Property, and (ii) any other agreement, contract or document or instrument material to the use, operation, management or maintenance of a Property.

   "Material Adverse Effect" means, with respect to a Person or Property, a material adverse effect upon the business, the assets, the condition (financial or otherwise), the income or the prospects of such Person or Property, as determined by Lender.

   "Net Operating Income" means the actual net cash flow derived by Borrower from the relevant Property, before payment of principal and interest under the Loan, as determined by Lender in its reasonable discretion, and shall be further defined as follows: (i) the sum of
(A) stabilized and recurring cash rentals received by Borrower from tenants occupying space in such Property; (B) cash reimbursements of operating expenses, including real estate taxes and assessments and premiums on casualty and liability insurance, received by Borrower from such tenants; and (C) other normal and recurring operating income received by Borrower from such Property and approved by Lender, less
(ii) all ownership and operating expenses of such Property, whether or not recoverable from tenants, including, without limitation, real estate taxes and assessments; premiums on casualty, liability and other insurance carried by Borrower; utility, maintenance, repair, janitorial, security, landscaping and general building costs and expenses; and administrative costs and management fee.

   "Note" means the Promissory Note Secured by Deeds of Trust of even date herewith, in the aggregate principal amount of the Loan, executed by Borrower in favor of Lender, as hereafter amended, supplemented, replaced or modified.

   "Obligations" means, from time to time, all Indebtedness of Borrower owing to Lender (or any Person entitled to indemnification pursuant to Section 8.02) pursuant to this Agreement or any other Loan Document, or any of their respective transferees, successors or assigns, of every type and description. The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees and disbursements, expert witness fees and disbursements, other consultant fees and disbursements, and any other sum now or hereafter chargeable to Borrower under or in connection with this Agreement or any other Loan Document.

   "Person" means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

   "Personal Property" means the tangible and intangible personal property of any Borrower in which Lender shall be granted a Lien pursuant to the Deeds of Trust or any other Loan Document.

   "Potential Event of Default" means a condition or event which would constitute an Event of Default specified in Section 7.01 of this Agreement following the giving of any notice and/or the passage of any time period applicable to such condition or event.

   "Property" means, collectively, the parcels of real property owned by Borrower listed on Exhibit A attached hereto (subject to additions and deletions in accordance with Sections 2.07 and 2.08), and more particularly described in the Deeds of Trust under which Lender shall be granted Liens pursuant to this Agreement.

                          ARTICLE II
                              LOAN

   Section   2.01 Loan.
Subject to the terms of this Agreement, on the Closing Date, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000); said sum to be evidenced by the Note of even date herewith. The Maturity Date under the Note is January 1, 2002. The Note shall be secured by the Collateral. Notwithstanding any of the terms and provisions of this Agreement or the Deeds of Trust, the Deeds of Trust shall not secure the obligations of Borrower under the Environmental Compliance Agreement.


   Section 2.02
Use of Loan Proceeds. Amounts disbursed to or on behalf of Borrower pursuant to the Note shall be used to leverage Borrower's prior acquisition of the Property listed on Exhibit A hereto (for which cash was previously paid).

   Section 2.03
Debt Service on the Loan; Disqualification of the Property.03 Debt Service on the Loan; Disqualification of the Property.

         (a) Interest shall accrue on the Loan at the Fixed Rate, as provided in the Note, and principal and interest shall be paid by Borrower in the amounts and at the times provided for in the Note, all the terms and provisions of which are fully incorporated into this Agreement. The monthly amortization required under the Note will be recalculated in the event of any prepayment of principal thereunder.

         (b)  Upon the occurrence of:

           (i) a material uninsured casualty affecting any Property;
     or

           (ii) a (A) taking by any public authority through condemnation, eminent domain or otherwise, or (B) casualty in respect of which Borrower maintains insurance, in either such case, if the improvements located on the affected Property cannot be repaired or restored within nine (9) months after the date of such taking or casualty to substantially the same condition as that existing prior to such taking or casualty at a cost that does not exceed the sum of (1) the net condemnation award or insurance proceeds payable to Borrower with respect thereto, plus (2) such additional amount for which Borrower provides Lender with adequate security as to the availability of funds for application to such restoration and/or repair; or

           (iii) the discovery of any material Hazardous Substances on any Property;

Lender may, in its sole discretion, determine to disqualify such Property as Collateral for the Loan by written notice to Borrower. Not later than ninety (90) days following delivery by Lender to Borrower of such written notice of disqualification, Borrower shall either (i) comply with all conditions applicable to a voluntary release of such disqualified Property (including payment of the applicable Release Price) as set forth in Section 2.07, or (ii) cause a New Property to be substituted for such disqualified Property in compliance with the requirements of Section 2.08.

   Section
2.04 No Revolving Loan. The Loan is not a revolving loan, and amounts repaid from time to time may not be reborrowed.

   Section
2.05     Fees

         (a) Loan Fee. On the Closing Date, Borrower shall pay to Lender a loan fee in an amount of Two Hundred Fifty Thousand Dollars ($250,000), less any amount previously paid by Borrower to Lender under the November 6, 1996 letter from Lender to Borrower. Borrower hereby authorizes Lender to disburse on the Closing Date a portion of the proceeds of the Loan in such amount directly to Lender in payment of such loan fee.

         (b) Payment of Fees.  The fees described in this Section
2.05 and in any other provision of this Agreement represents compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement or any other Loan Documents. Such fees shall be payable when due in immediately available funds and shall be non-refundable when paid.

   Section
2.06     Payments.

         (a) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made without condition or reservation of right and free of set-off or counterclaim, in immediately available funds, delivered to Lender not later than 2:00 p.m. (San Francisco, California time) on the date due; and funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

         (b) Prepayments. Borrower may at any time and from time to time prepay all or any portion of the outstanding principal balance of the Loan; provided, however, that, upon any such prepayment, Borrower shall pay to Lender a prepayment fee (the "Prepayment Fee") equal to the discounted present value of the excess, if any, of (i) the interest that would have accrued on the prepaid amount from the prepayment date to the Maturity Date under the Note, over (ii) the interest that would accrue on such amount over such period using a per annum interest rate equal to one and forty one-hundredths percent
(1.40%) plus the then prevailing yield (as published in The Wall
Street Journal) on United States Treasury Notes having a time to maturity closest to the remaining term of the Loan, as determined by Lender; provided further, however, that in no event shall the Prepayment Fee be less than twenty-five one hundredths percent (0.25%) of the amount prepaid in the case of any prepayment made prior to the second anniversary of the Closing Date. In no event shall Lender be obligated to make any payment or refund to Borrower, nor shall Borrower be entitled to any setoff or other claim against Lender, should the Prepayment Fee be less than zero. In addition to the foregoing voluntary prepayments of principal under the Note, the Prepayment Fee shall also be due and owing in the case of any involuntary prepayment of principal under the Note as a consequence of acceleration under the Note, application of proceeds of foreclosure upon any Collateral, or otherwise. Notwithstanding the foregoing, the Prepayment Fee shall not be due in connection with any prepayment effected with insurance or condemnation proceeds pursuant to Lender's election to require that such proceeds be so applied.

   Section 2.07 Release of Property. Provided that no Event of Default or Potential Event of Default then exists, at Borrower's written request from time to time Lender shall cause a Property to be released from the Lien of the Deed of Trust encumbering such Property, upon satisfaction of the following conditions precedent:

         (a) Borrower shall provide Lender with written notice of Borrower's request for a release of a Property not less than thirty
(30) days prior to the date on which Borrower desires such release to become effective;

         (b) Borrower shall represent and warrant to Lender that (i) no Event of Default or Potential Event of Default exists as of the date of such release, and (ii) there has been no declared event of default under Borrower's line of credit agented by Bank of America NT&SA (or any successor facility) as of the date of such release;

         (c) For the Property to be released, Lender shall have been paid an amount equal to the release price allocable to such Property as shown on Exhibit A hereto (the "Release Price"); provided, however, that Borrower shall have the right to prepay additional outstanding principal under the Loan in order to comply with subparagraph (d) and/or subparagaph (e) below;

         (d) The Debt Service Coverage Ratio applicable to the Property remaining subject to the Lien of the Deeds of Trust shall be equal to or greater than 1.3:1 as of the date of such release; in calculating such Debt Service Coverage Ratio, (i) Net Operating Income shall be calculated with reference to the Property remaining subject to the Lien of the Deeds of Trust following the requested release,
(ii) the outstanding principal under the Loan shall reflect the prepayment of principal required under subparagraph (c) above, and
(iii) Net Operating Income shall be determined by Lender on the basis of the one-year ended as of the most recent calendar quarter for which the Lender shall have received operating statements for such Property;

         (e) In connection with (i) the first requested release of Property for which the Release Price, when aggregrated with the Release Prices for all Property previously released, would exceed $6,250,000, and (ii) each requested release of Property thereafter:
(1) Lender shall have the right, in its sole discretion, to conduct Appraisals of any or all of the Property that will remain part of the Collateral following the requested release, and (2) the outstanding principal balance of the Loan, immediately after giving effect to such requested release (taking into account all prepayments to be effected in connection therewith, and whether or not Lender has conducted new Appraisals of any Property), shall not exceed sixty-five percent (65%) of the aggregate Appraised Value of all such remaining Property; and

         (f) Lender shall have been paid the applicable Prepayment Fee, if any, with respect to all principal repaid pursuant to subparagraph (c) above (including any amount prepaid in order to comply with subparagraph (d) and/or subparagaph (e) above), together with all escrow, closing and recording costs, the costs of preparing and delivering a reconveyance of the Deed of Trust encumbering released Property, and the costs of any title insurance endorsements required by Lender.

   Section 2.08 Substitution of Property. Provided that no Event of Default or Potential Event of Default then exists, Borrower shall have the right to substitute (a "Substitution") one of the Properties listed on Exhibit A (the "Old Property") with other real property owned by Borrower (the "New Property"), upon satisfaction of the following conditions precedent:

         (a) Approval by Lender of the New Property in its sole discretion, including all matters pertaining thereto as referred to in Section
3.01(b); without limiting the foregoing, Borrower shall provide Lender with any and all leases, financial statements, tenant credit reports, rent rolls, preliminary title reports, licenses, permits and any other documents, instruments or reports requested by Lender relating to the New Property;

         (b) Borrower shall make no more than (i) three (3) Substitutions during the term of the Loan nor (ii) one (1) Substitution during any one calendar year; provided, however, that a Substitution pursuant to
Section 2.03(b) shall not constitute a "Substitution" for purposes of this Section 2.08(b);

         (c) Borrower shall provide Lender with written notice of Borrower's request for a Substitution not less than ninety (90) days prior to the date on which Borrower desires such Substitution to become effective;

         (d) The Net Operating Income attributable to the New
Property shall be equal to or greater than the Net Operating Income of the Old Property, in each case for the one-year period ended as of the most recent calendar quarter for which Lender has received operating statements for each such Property;

         (e) The then Appraised Value of the New Property shall be equal to or greater than the original Appraised Value of the Old
Property;

         (f) Lender shall have been paid a fee of twenty one-hundredths of one percent (0.20%) multiplied by the Release Price applicable to the Old Property as shown on Exhibit A hereto, together with all appraisal, escrow, closing and recording costs, the costs of preparing and delivering a reconveyance of the Deed of Trust encumbering the Old Property, the costs of any title insurance endorsements required by Lender, the costs of preparing and recording a Deed of Trust to encumber the New Property, title insurance with respect to the New Property acceptable to Lender, and all other costs and expenses incurred by Lender in the connection with the Substitution; and

         (g) Borrower shall represent and warrant to Lender that (i) no Event of Default or Potential Event of Default exists as of the date of such Substitution, and (ii) there has been no declared event of default under Borrower's line of credit agented by Bank of America NT&SA (or any successor facility) as of the date of the such Substitution.

The Release Price applicable to the Old Property as shown on Exhibit A hereto shall be the applicable Release Price for the New Property. Each Deed of Trust and other document or instrument executed and delivered by Borrower in connection with the addition of the New Property as Collateral shall constitute a Loan Document.

   Section 2.09 Limitation on Borrower's Liability.09 Limitation on Borrower's Liability. Lender's recovery against Borrower under the Loan Documents shall be limited solely to the Collateral (including all rents, issues, profits and income therefrom and proceeds thereof) given to Lender as security for Borrower's performance under the Loan Documents, and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the general assets of Borrower. Notwithstanding the foregoing, Borrower and the general assets of Borrower shall be fully and personally liable to Lender to the same extent that Borrower would be liable absent the foregoing limitation of this paragraph for:

         (a) fraud, willful misrepresentation, gross negligence or waste, to the full extent of Lender's loss attributable thereto;

         (b) failure to pay taxes, assessments or other charges attributable to Borrower which can create liens on any portion of the Collateral senior in priority to the lien of the Deed of Trust encumbering the affected Collateral, including mechanic's liens, stop notices or contractor's liens (to the full extent of any such taxes, assessments or other charges);

         (c) any loss which would have been covered by any policy of insurance that Borrower is required to maintain, but failed to maintain, under this Agreement or any of the other Loan Documents;

         (d) tenant security deposits held by Borrower upon foreclosure of the subject Property;

         (e) any inaccuracy in or breach of any representation or warranty pertaining to any Hazardous Substance or any failure in the due, prompt and complete observance and performance of any covenant or any other obligation imposed upon Borrower under or pursuant to the Environmental Compliance Agreement;

         (f) retention of any rents or other income, insurance proceeds, condemnation or eminent domain awards or other similar funds or payments attributable to any Collateral which, under the terms of any Loan Document, should have been paid to Lender;

         (g) the full amount of the Loan and all other obligations evidenced or secured by the Loan Documents, in the event of any transfer of all or any part of the Property without Lender's prior written approval; or

         (h) all costs and expenses (including, without limitation, attorneys' fees) incurred by Lender in enforcing its rights and remedies under the Loan Documents subsequent to any of the following:
(i) an Event of Default under Section 7.01(e) below; (ii) an Event of Default under Section 7.01(d) if the filing is made against Borrower by any third party which was solicited or induced to do so by Borrower; or (iii) after the occurrence of any Event of Default under 7.01(d) or 7.01(e): (A) any objection by Borrower to (1) any request by Lender for the dismissal of any proceeding referred to in Section 7.01(d) or 7.01(e); (2) any attempt by Lender to obtain relief from the automatic stay; or (3) any attempt by Lender to secure the continuation of any receiver appointed pre-petition or to obtain control, directly or through a receiver, of the rents, issues and profits of any Property; (B) any request by Borrower for authority to use cash collateral over Lender's objection; (C) any action brought by Borrower or on its behalf against Lender; (D) any request by Borrower to sell Collateral over Lender's objection; or (E) Borrower's taking of any position adverse to Lender with respect to any plan of reorganization proposed in any such proceedings.

The limitations of this Section 2.09 shall not be deemed to limit:
(i) any right Lender might otherwise have to obtain injunctive relief against Borrower; (ii) any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of the Obligations; or (iii) the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Borrower. In addition, nothing herein shall be deemed to constitute a waiver of any obligation evidenced by the Loan Documents, nor limit, amend, alter or diminish any right which Lender may have under the provisions of Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Reform Act of 1978, or any successor statute thereto, or any similar provision under applicable state law, to file a claim for the full amount of the Obligations or to require that all Collateral shall continue to secure the Loan owing to Lender in accordance with the Loan Documents.

                          ARTICLE III
                       CONDITIONS TO LOAN

   Section
3.01     Conditions to Disbursement of Loan.  The obligation of
Lender to make the Loan shall be subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

         (a) Loan Documents. Borrower shall have executed, acknowledged (if appropriate) and delivered to Lender each of the following, in form and substance acceptable to Lender:

             (i) this Agreement;

             (ii)     the Note;

             (iii) the Deeds of Trust (which shall be executed and acknowledged by Borrower as to each Property listed on Exhibit A hereto);

             (iv) UCC-1 Financing Statements with respect to the Liens on the Personal Property granted under the Deeds of Trust;

             (v) each other Loan Document, including, without limitation, the Environmental Compliance Agreement; and

             (vi) all other documents, instruments or other items to be executed and/or delivered by or on behalf of Borrower pursuant to this Agreement or as Lender shall otherwise require.

         (b) Property Documents. Lender shall have received the following documents with respect to each Property, in form and substance acceptable to Lender:

             (i)  an Appraisal;

             (ii) an ALTA Loan Policy of Title Insurance in the amount of the Commitment (but with title insurance coverage afforded thereby aggregated with the title insurance coverage under the ALTA Loan Policy of Title Insurance for each other Property by means of an appropriate tie-in indorsement), issued by a title insurance company acceptable to Lender, insuring Lender that the Deed of Trust encumbering such Property constitutes a valid first priority Lien upon such Property, subject only to such title exceptions as Lender shall approve in its sole discretion, with such additional endorsements, with such reinsurance and reinsurers and otherwise in such form and substance as shall be acceptable to Lender;

             (iii) (A) Lessee Estoppel Certificates, in form and substance approved by Lender, executed by each tenant marked with an asterisk on Exhibit B hereto, (B) a Subordination and Nondisturbance and Attornment Agreement from The Boeing
   Company, and (C) to the extent obtained by Borrower on or before the Closing Date: Lessee Estoppel Certificates executed by other tenants shown Exhibit B, each of which shall be in form and substance approved by Lender;

             (iv) an environmental assessment for such Property, prepared by an environmental consultant acceptable to Lender, and satisfactory evidence that such Property is in compliance with all laws and regulations is pertaining to Hazardous
   Substances; and

             (v) such other documents with respect to such Property as are required pursuant to this Agreement or as Lender shall otherwise require.

         (c) Corporate Documents. Lender shall have received such corporate documents with respect to Borrower as Lender shall require, including evidence of authorization and incumbency of all Persons executing the Loan Documents on behalf of Borrower.

         (d) Performance. Borrower shall have performed in all material respects all agreements and covenants to be performed by them under this Agreement or the other Loan Documents on or before the Closing Date.

         (e) Material Adverse Changes. No change in Borrower or any Property, as determined by Lender, shall have occurred which has a Material Adverse Effect.

         (f) Litigation, Other Proceedings. There shall not have been instituted or threatened any litigation or proceeding in any court or by or before any Governmental Authority affecting or threatening to affect Borrower or any Property which has a Material Adverse Effect, as determined by Lender.

         (g) Perfection of Liens. All Deeds of Trust and financing statements shall have been recorded or filed, as applicable, and Lender shall have a valid, perfected first priority Lien on all of the Property, the Personal Property and any other Collateral.

         (h) No Event of Default. On the Closing Date, no Event of Default or Potential Event of Default shall exist.

         (i) Fees. On the Closing Date, Lender shall have received the loan fee described in Section 2.05(a) and any other fees or other amounts then due to Lender under this Agreement and the other Loan Documents, and all expenses of Lender incurred prior to the Closing Date (including without limitation all attorneys' and appraisers' fees, environmental review costs and market study costs) shall have been paid by Borrower.

         (j) Consents and Approvals. Any licenses, permits, consents and approvals of Governmental Authorities, and all corporate action necessary to enable Borrower to enter into the financing transactions contemplated by this Agreement shall have been obtained and/or taken by Borrower (including, without limitation, any required consents of shareholders).

         (k) Insurance. Lender shall have received evidence that Borrower has, with respect to the Collateral, property, casualty and liability insurance satisfactory to Lender and issued by insurance companies acceptable to Lender, and loss payable endorsements in form and substance satisfactory to Lender naming Lender as loss payee with respect to property and casualty insurance shall have been executed and delivered to Lender, together with such certificates of insurance and binders as are requested by Lender naming Lender as additional insured with respect to liability insurance.

         (l) Due Diligence. Lender shall have obtained and completed its review of Appraisals of the Property and determination of Appraised Values therefor and its review of the other Collateral, and Lender shall have completed such other due diligence investigations as it deems necessary, and such review and investigations shall provide Lender with results and information which, in Lender's determination, are satisfactory to permit Lender to enter into this Agreement and fund the Loan.

         (m) Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or the other Loan Documents shall be true and correct in all material respects.

         (n) Opinion(s) of Counsel. Lender shall have received an opinion or opinions of counsel for Borrower dated as of the Closing Date as to such matters as Lender shall require, in form and substance satisfactory to Lender and its counsel.

                           ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES

   Section 4.01 Representations and Warranties. In order to induce Lender to make the Loan, Borrower hereby represents and warrants to Lender as follows as of the Closing Date:

         (a) Organization; Power. (i) Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business in and is in good standing under the laws of each jurisdiction other than California in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on Borrower, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the Loan contemplated by the Loan Documents. Borrower has heretofore provided to Lender true, correct and complete copies of the formation and other organizational documents, and all amendments thereto, of Borrower; all such formation and other organizational documents remain in full force and effect and have not been amended or modified since the date on which copies thereof were delivered to Lender.

         (b) Authority. Borrower has the requisite legal, corporate power and authority to execute, deliver and perform each of the Loan Documents. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of Borrower, and no other corporate proceedings or authorizations on the part of Borrower are necessary to consummate such transactions. Each of the Loan Documents has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

         (c) No Conflict. The execution, delivery and performance by Borrower of the Loan Documents, and the transactions contemplated thereby, do not and will not (i) conflict with or violate Borrower's articles of incorporation, by-laws, or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any (A) Contractual Obligation, (B) statute, ordinance, rule or regulation of any Governmental Authority applicable to Borrower, the Property or its other properties or assets or (C) Court Order, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Borrower (other than Liens in favor of Lender arising pursuant to the Loan Documents).

         (d) Consents and Authorizations. Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents.

         (e) Financial Statements. Borrower has heretofore furnished to Lender its financial statements. Such financial statements and related schedules and reports have been prepared in accordance with GAAP, are true, correct and complete and present fairly and accurately the financial condition of Borrower as of the dates and the for periods indicated. There has been no change that would have a Material Adverse Effect on Borrower, or the ability of Borrower to perform its obligations under the Loan Documents, since the date of such financial statements. There are no known material unrealized or anticipated losses of Borrower.

         (f) Projections and Forecasts. Each of the projections delivered to Lender has been prepared by Borrower in light of the past business and performance of Borrower and represents the reasonable good faith estimates of Borrower's financial personnel.

         (g) Litigation; Adverse Effects.

             (i)  There is no action, suit, proceeding,
   governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property which could (A) result in a Material Adverse Effect on Borrower or any Property, or (B) materially and adversely affect the ability of Borrower to perform its obligations contemplated in the Loan Documents.

             (ii) Borrower is not (A) in violation of any applicable law, which violation would have a Material Adverse Effect on Borrower or any Property, or (B) subject to or in default with respect to any Court Order which would have a Material Adverse Effect on Borrower or any Property. There are no proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property, which, if adversely decided, would have a Material Adverse Effect on Borrower or any Property.

         (h) Payment of Taxes. All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable, except such taxes, if any, as are being contested in good faith by appropriate proceedings, and subject to such extensions of the filing and/or due date thereof as Borrower shall have obtained. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower.

         (i) Material Adverse Agreements. Borrower is not a party to or subject to any Contractual Obligation or to any restriction contained in its organizational documents which has a Material Adverse Effect on Borrower.

         (j) Performance.

             (i) Borrower is not in default in the performance, observance or fulfillment of any Contractual Obligation of Borrower in favor of Bank of America NT & SA.

             (ii) Borrower is not in default in the performance, observance or fulfillment of any Contractual Obligation of Borrower in favor of any other Person, and no condition exists which, with the giving of notice or the passage of time or both, would constitute such a default, in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower.

         (k) Disclosure. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents and all certificates, financial statements and other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All organizational documents, financial statements, Leases, agreements and other documents and instruments delivered by Borrower to Lender pursuant to this Agreement and the other Loan Documents are true, correct and complete copies of the originals. Borrower has not intentionally withheld any material fact from Lender in regard to any matter addressed in or material to the Loan Documents.

         (l) Requirements of Law. Borrower is in compliance with all statutes, ordinances, rules and regulations of Governmental Authorities applicable to Borrower or to the Property (including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, et seq.), in each case, where the failure to so comply will have a Material Adverse Effect on Borrower.

         (m) Major Agreements; Leases.  With respect to each
Property, Lender has received true, complete and correct copies of each Major Agreement. All such Major Agreements are in full force and effect and have not been modified or terminated, and no default or event of default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists or will exist under such Major Agreements as a result of the consummation of the transactions contemplated by the Loan Documents. Lender has also received true, correct and complete copies of all Leases currently in effect and of the form lease, as applicable, used for each Property. Except as reflected on the most current rent rolls delivered to Lender, all Leases are in full force and effect and no default or event or default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists or will exist thereunder as a result of the consummation of the transactions contemplated by the Loan Documents. Other than the Leases provided to Lender, there are no leases, occupancy agreements or other possessory rights relating to the maintenance, occupancy, use or operation of any of the Properties which are not terminable by Borrower upon thirty
(30) days or less notice, with penalty or premium.

         (n) Title to Assets; No Liens. Borrower has good, indefeasible and merchantable title to the Collateral and to all other properties and assets owned by Borrower, and all of the Collateral is free and clear of all Liens, except for any Liens permitted by Lender.

         (o) Location of Borrower.  Borrower's place of business
(or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

         (p) Status as a REIT. The Borrower (i) is a real estate investment trust as defined in Section 856 of the Internal Revenue Code (the "Code") (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and
(iv) for its current "tax year" (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

         (q) NYSE Listing. The common stock of Borrower is listed for trading and traded on the New York Stock Exchange.

                            ARTICLE V
                       REPORTING COVENANTS

         Borrower covenants and agrees that, on and after the Closing Date and until payment in full of the Obligations and the termination of this
Agreement:

   Section 5.01  Financial Statements and Other Financial and
Operating Information. Borrower shall deliver or cause to be delivered to Lender:


         (a) Quarterly Property Statements. As soon as practicable, and in any event within twenty (20) days after the end of each calendar quarter, operating statements for each Property in a form approved by Lender, and rent rolls and lease status reports in the form customarily generated by Borrower for such Property, or other form required by Lender, dated as of the last day of such quarter, in form and substance satisfactory to Lender, certified by the Borrower.

         (b) Quarterly Financial Statements. Within thirty (30) days after the close of each calendar quarter, quarterly financial statements of Borrower, consisting of a balance sheet, income statement and statement of sources and uses of funds, together with related schedules and supporting reports, when applicable. Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a certificate executed by the chief financial officer of Borrower certifying the completeness, fairness and consistency thereof without qualification or limitation.

         (c) Annual Financial Statements. Within ninety (90) days after the close of each calendar year, annual audited financial statements of Borrower, consisting of a balance sheet, income statement and statement of sources and uses of funds, together with related schedules and supporting reports, when applicable. Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a certificate executed by Borrower's independent public accountant certifying the completeness, fairness and consistency thereof without qualification or limitation.

         (d) Cash Flow Projections. Not later than thirty (30) days prior to the end of each calendar year, a projection of Borrower detailing expected sources and uses of funds from the Property for the next calendar year, as well as cumulative actual cash flow statements for the immediately preceding twelve (12)-month period, accompanied by a certificate executed by the chief financial offficer of Borrower certifying (i) as to the completeness, fairness and consistency of such cash flow statements, and (ii) that such projection has been prepared by Borrower in light of the past business and performance of Borrower and represents the reasonable good faith estimates of Borrower's financial personnel. With respect to the foregoing cash flow statements, Borrower shall provide such additional supporting details as Lender shall reasonably request.

         (e) Knowledge of Event of Default. Promptly upon Borrower obtaining knowledge of (i) any condition or event which constitutes an Event of Default or Potential Event of Default, or (ii) any condition or event which has a Material Adverse Effect on Borrower or any Property, written notice specifying the nature and period of existence of any such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto. Each delivery of quarterly financial statements by Borrower pursuant to subparagraph
(b) above shall be deemed to constitute a representation and warranty by Borrower that there then exists no Event of Default or Potential Event of Default, unless the same shall be qualified pursuant to a written notice delivered with such financial statements in accordance with this subparagraph (e).

         (f) Litigation, etc. Promptly upon Borrower obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any Property not previously disclosed in writing by Borrower to Lender pursuant to this Agreement, including any casualty or eminent domain or other condemnation proceeding affecting any Property, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower or any Property, written notice thereof to Lender and such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matters.

         (g) Election to Terminate Status as a REIT. Promptly upon Borrower's election to revoke its election to be a real estate investment trust (which election shall be made only upon the basis of a resolution of Borrower's Board of Directors finding that it would be in Borrower's best interests to revoke such election), written notice thereof to Lender of such election.

         (h) Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of Borrower with respect to (i) the Collateral, or (ii) Borrower's business, assets, condition (financial or otherwise), income or prospects as Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, equity funding requirements, contingent liability summaries, projections of leasing fees and overhead budgets.

                           ARTICLE VI
                         OTHER COVENANTS

         Borrower covenants and agrees that, on and after the Closing Date and until payment in full of the Obligations and the termination of this
Agreement:

   Section 6.01 Existence, etc. Borrower shall at all times maintain its corporate existence and shall do or cause to be done all things necessary to preserve and keep in full force and effect its rights to do business in, and shall remain in good standing in, each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. In addition, Borrower shall take such actions as may be required to ensure that Borrower's common stock is at all times listed for trading and traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Markets System.

   Section 6.02 Taxes. (i) Borrower shall pay and discharge all taxes, assessments and other governmental charges assessed against or imposed upon any Property or other properties or assets of Borrower prior to the date on which any penalty or interest accrues thereon; and (ii) Borrower shall pay and discharge all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any Property or other properties or assets of Borrower, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that each of the foregoing covenants shall be subject to the right of Borrower to contest such taxes, assessments, other governmental charges and claims in good faith by appropriate proceedings, and subject to such extensions of the filing or due date thereof as Borrower shall have obtained.

   Section 6.03 Insurance. Borrower shall maintain with respect to the Property such property, casualty and liability insurance in such amounts, with such forms of coverage and with such insurance companies as Lender shall from time to time require in accordance with the provisions of the Deeds of Trust. In addition, Borrower shall file with Lender, from time to time upon Lender's request, a detailed list of the insurance then in effect and stating the names of the insurance companies, the amounts and rates of the insurance, deductibles and co-insurance features, if any, dates of the expiration thereof and the properties and risks covered thereby.

   Section 6.04 Compliance with Law. Borrower shall comply with all statutes, ordinances, rules and regulations of Governmental Authorities applicable to the Property, and Borrower shall obtain as needed all licenses, permits and approvals of Governmental Authorities necessary for Borrower's operation of the Property and maintain such permits, licenses and approvals in good standing.

   Section 6.05  Inspection of Properties; Books and Records.
Borrower shall permit any authorized representative designated by Lender to visit and inspect any Property upon reasonable prior notice, to inspect financial and accounting records and Leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as Lender may reasonably request.

   Section 6.06 Conduct of Business. Borrower shall engage principally in the business of direct ownership, operation and development of suburban office and industrial properties of the general type owned by Borrower as of the Closing Date in the Western United States, and any other business activities of Borrower will remain incidental thereto.

   Section 6.07 Tenant Estoppel Certificates; Subordination, Nondisturbance and Attornment Agreements. Borrower shall exercise due diligence to obtain as expeditiously as possible Tenant Estoppel Certificates and Subordination, Nondisturbance and Attornment Agreements, in form and substance approved by Lender, with respect to all tenants listed on Exhibit B hereto, to the extent Borrower did not obtain the same prior to the Closing Date.

   Section 6.08 Leases; Major Agreements. Borrower shall at all times comply with all obligations imposed upon it under all Leases constituting Major Agreements and under all other Major Agreements, and shall not enter into any such Lease or other Major Agreement without Lender's prior written consent, which shall not be unreasonably withheld or delayed. Borrower shall not enter into any Lease, whether or not such Lease constitutes a Major Agreement, that does not contain provisions pursuant to which the tenant thereunder agrees to attorn to a mortgagee in the event of a foreclosure, subject only to customary conditions.

   Section 6.09 Chief Executive Office. Borrower shall not relocate its place of business (or, if Borrower has more than one place of business, its chief executive office), except upon prior written notice to Lender.

                          ARTICLE VII
                 EVENTS OF DEFAULT AND REMEDIES

   Section 7.01 Events of Default. Each of the following events or occurrences shall constitute an Event of Default under this Agreement:

         (a) Payment. Borrower shall fail to pay any installment of the principal of or interest on the Loan when and as the same shall become due and payable, whether on the due date thereof, by acceleration or otherwise, or Borrower shall fail to make payment of any other amount payable under this Agreement or the other Loan Documents when and as the same shall become due and payable, and any such failure shall continue for a period of five (5) days following written notice thereof from Lender to Borrower; provided, however, that following the first occasion during each year of the term of the Loan for which Lender shall have given to Borrower such written notice of Borrower's failure to pay any such amount when due and payable, Borrower's failure to pay when due and payable any such amount shall constitute an Event of Default without the requirement of any notice from Lender.

         (b) Other Covenants. Borrower shall fail to perform any other covenant or obligation to be performed by Borrower under this Agreement or any other Loan Document, including, without limitation, the Environmental Compliance Agreement, and such failure shall continue for thirty (30) days after written notice thereof from Lender to Borrower specifying the failure and demanding that Borrower remedy the same; provided, however, that if (i) Lender determines in good faith that such failure can be cured within ninety (90) days, (ii) no lien or security interest created by the Loan Documents will be impaired, and (iii) Borrower diligently commences to cure such failure within thirty (30) days after the date of Lender's notice and thereafter diligently prosecutes such cure, such failure shall not constitute an Event of Default unless it continues for ninety (90) days after Lender's initial notice.

   (c) Representations and Warranties. Any representation or warranty made by Borrower in this Agreement or in the other Loan Documents, or in any certificate, document or instrument furnished in connection with this Agreement or the transactions contemplated hereby, shall prove to have been false or misleading in any material respect when made.

         (d) Involuntary Bankruptcy; Appointment of Receiver.

             (i) An involuntary case shall be commenced against Borrower and the petition shall not be dismissed within thirty
   (30) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or

             (ii) A decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers shall be entered against Borrower or over all or a substantial part of the property of Borrower; or a warrant of attachment, execution or similar process against any substantial part of the property of Borrower shall be issued and the same shall not be stayed, vacated, dismissed, bonded or discharged within thirty (30) days of entry, appointment or issuance.

         (e) Voluntary Bankruptcy; Appointment of Receiver.
Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

         (f) Solvency; Material Adverse Change. There shall have occurred any change in the business, operations, properties, assets or condition (financial or otherwise) of Borrower which Lender determines could have a Material Adverse Effect upon Borrower.

   Section 7.02  Rights and Remedies.

         (a) Acceleration. Upon the occurrence of any Event of Default described in Sections 7.01(d) or (e) of this Agreement with respect to Borrower, the unpaid principal amount of and any and all accrued interest on the Loan shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, Lender, by written notice to Borrower, may declare the unpaid principal amount of, any and all accrued and unpaid interest on, the Loan and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Lender's authority hereunder, on or after the Maturity Date, Lender may exercise any or all rights and remedies under the Loan Documents or applicable law, including, without limitation, foreclosure upon all or any part of the Collateral.

         (b) Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

         (c) Environmental Assessment. As part of a foreclosure upon any Property or the acceptance by Lender of any deed in lieu of foreclosure, Lender shall have the right to cause an environmental assessment for such Property to be prepared by an environmental consultant acceptable to Lender, the cost of which shall constitute an Obligation of Borrower hereunder.

                          ARTICLE VIII
                          MISCELLANEOUS

   Section 8.01  Expenses.

          (a) Generally. Borrower shall pay, or reimburse Lender for, all of Lender's reasonable audit, legal, appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the fees, expenses and disbursements of Lender's internal appraisers, environmental advisors or legal counsel) incurred by Lender in connection with (i) the negotiation, preparation and execution of this Agreement, the Deeds of Trust and the other Loan Documents, the obtaining of compliance with the closing conditions and the making of the Loan; (ii) the pre-closing investigation and review of Borrower and the Property, including appraisal fees and costs of environmental assessment; (iii) title insurance premiums and endorsement charges for the title insurance described in Section 3.01(b), recording fees and attorneys' fees and costs incurred in connection therewith; (iv) the creation, perfection or protection of Lender's Liens on the Collateral; (v) obtaining Appraisals of the Properties (A) periodically, but not more frequently than once in any calendar year, in order to comply with regulatory requirements applicable to Lender, or (B) pursuant to Section 2.07(e) above, or (C) during the continuance of an Event of Default; and (vi) the protection, collection or enforcement of any of the Obligations or the Collateral. On the Closing Date, Borrower shall pay, or reimburse Lender for, all such costs and expenses paid or incurred by Lender as of such date, and all other such costs and expenses shall be paid or reimbursed by Borrower to Lender on demand.

          (b) After Event of Default. Borrower further agrees to pay, or reimburse Lender for, all reasonable out-of-pocket costs and expenses, including, without limitation, attorneys' fees and disbursements incurred by Lender after the occurrence of an Event of Default (i) in enforcing any Obligations or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any Lien on any of the Collateral or any other rights under the Deeds of Trust.

   Section 8.02 Indemnity. Borrower shall indemnify, defend and hold harmless Lender and its Affiliates and participants and each of the respective officers, directors, employees, agents, shareholders, representatives, attorneys and consultants of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the Deeds of Trust or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loan and the management of the Loan, or the use or intended use of the proceeds of the Loan (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdic-tion.

   Section 8.03  Notices and Delivery.  Unless otherwise
specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. on a Business Day) or three (3) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 8.03) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to the other party.

   Section 8.04 Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loan hereunder and such indemnities shall survive termination hereof.

   Section 8.05 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

   Section 8.06 Marshalling; Recourse to Security; Payments Set Aside. Lender shall not be under any obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender shall enforce its Liens or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obliga-

tions or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

   Section 8.07 Severability. In case any provision of this Agreement or the other Loan Documents shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   Section 8.08 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

   Section 8.09 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California.

   Section 8.10 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto, and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Borrower's rights hereunder, and Borrower's duties and Obligations hereunder, shall not be assigned without the prior written consent of Lender.

   Section 8.11 Sale of Loan, Participations. Lender may, at any time, sell, transfer, assign, dispose of, grant participations in or syndicate the Loan and the Loan Documents, provided that, unless otherwise consented to by Borrower (such consent not to be unreasonably withheld): (a) no more than three (3) Persons shall hold interests in the Loan (as Lender, assignee or participant), and (b)
(i) Lender, or an assignee of Lender reasonably acceptable to Borrower, shall at all times retain an interest in the Loan that is greater than 50% (the "Majority Lender"), and (ii) Borrower shall not be required to communicate with any Person holding an interest in the Loan other than the Majority Lender. Lender shall have the right to forward to any prospective purchaser, co-lender or participant all documents and information relating to the Loan and the Loan Documents, Borrower and the Collateral, whether furnished by Borrower or otherwise, as Lender deems necessary or desirable. Borrower shall reasonably cooperate with Lender in any efforts by Lender to sell, transfer, assign, dispose of, grant participations in or syndicate the Loan and the Loan Documents, including, without limitation, by executing and delivering to Lender replacement a promissory note or notes in the form of the Note and in the aggregate principal amount of then outstanding principal amount of the Loan.

   Section 8.12 Counterparts; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and provisions of this Agreement are actually and directly inconsistent with the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

   Section 8.13 Construction. The parties acknowledge that each party has reviewed and participated in preparing, and has had the opportunity to have such party's counsel review and participate in preparing, the Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents or any amendments or exhibits thereto.

   Section 8.14 Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embodies the entire agreement, and supersedes all prior agreements, written and oral, relating to the subject matter hereof.


         IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.


BORROWER:
         BEDFORD PROPERTY INVESTORS, INC.,

             a Maryland corporation



             By: /s/ Donald A. Lorenz

             Its:  Chief Financial Officer and
                   Executive Vice President



             ADDRESS FOR NOTICE AND DELIVERY FOR

             BORROWER:


             Bedford Property Investors, Inc.

             270 Lafayette Circle

             Lafayette, CA  94549

             Attn:  Donald Lorenz

             Tel:  (510) 283-8910

             Fax:  (510) 283-5697


LENDER:
         UNION BANK OF CALIFORNIA, N.A.



             By:  /s/ Annette L. Billingsley

             Its:   Vice President



             ADDRESS FOR NOTICE AND DELIVERY TO

             LENDER:


             Union Bank of California, N.A.

             Real Estate Industries Group

             350 California Street, 7th Floor

             Attn:  Annette L. Billingsley

             Tel:  (415) 705-5075

             Fax:  (415) 433-7438

EXHIBIT A

                                PROPERTIES AND RELEASE PRICES




                                      PROPERTY RELEASE PRICE

1. Kenyon Center, Bellevue, WA.               $8,184,000

2. Vista, San Diego, CA.                      $3,366,000

3. Napa Corporate Center, Napa, CA.           $3,082,200

4. Carroll Tech Center, San Diego, CA.        $4,691,800

5. 47633 Westinghouse Drive, Fremont, CA.     $2,788,500

6. 47650 Westinghouse Drive, Fremont, CA.       $957,000

7. 47600 Westinghouse Drive, Fremont, CA.       $924,000

8. 115 Mason Circle, Concord, CA.             $1,006,500

                                             $25,000,000
                                EXHIBIT B





PROPERTY                       TENANT

1. Kenyon Center, Bellevue, WA.     *Boeing

2. Vista, San Diego, CA.       *Mark Sensing Western USA, Inc.
                               *Fujikura Composite America, Inc.

3. Napa Corporate Center, Napa,
CA.                            PPI Engineering
                               *Robert Mondavi Winery
                               Pinkerton's Inc.
                               Bay-Tec Engineering Co.
                               Enterprise Productivity System
                               Ratnor Garage Doors

4. Carroll Tech Center, San Diego,
CA.                            *Hybritech, Incorporated (3 Leases)

5. 47633 Westinghouse, Fremont,
CA.                            *Quester Technology, Inc.

6. 47650 Westinghouse, Fremont,
CA.                            *SMT Unlimited, L.P.

7. 47600 Westinghouse, Fremont,
CA.                            *Phase Metrics, Inc.

8. 115 Mason, Concord, CA.     Performance Contracting, Inc.
                               *Koppl Industrial Systems, Inc.
                               Cables Unlimited
                               LMH, Inc.
                               Space Focus, Inc.









____________________

*  See Section 3.01(b)(iii)

TABLE OF CONTENTS

                                                           Page

ARTICLE I
                           DEFINITIONS . . . . . . . . . .   1

ARTICLE II
                              LOAN . . . . . . . . . . . .   5
          2.01 Loan. . . . . . . . . . . . . . . . . . . .   5
          2.02 Use of Loan Proceeds. . . . . . . . . . . .   5
          2.03 Debt Service on the Loan; Disqualification of the
Property    6
          2.04 No Revolving Loan . . . . . . . . . . . . .   6
          2.05 Fees. . . . . . . . . . . . . . . . . . . .   6
          2.06 Payments. . . . . . . . . . . . . . . . . .   7
          2.07 Release of Property . . . . . . . . . . . .   8
          2.08 Substitution of Property. . . . . . . . . .   9
          2.09 Limitation on Borrower's Liability. . . . .  10

ARTICLE III
                                 CONDITIONS TO LOAN. . . . . . . .  12
                  3.01 Conditions to Disbursement of Loan. . . . .  12

ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES . . . . .  14
                  4.01 Representations and Warranties. . . . . . .  14

ARTICLE V
                             REPORTING COVENANTS . . . . . . . . .  18
                  5.01 Financial Statements and Other Financial and
                       Operating Information . . . . . . . . . . .  18
                       (a)  Quarterly Property Statements. . . . .  18
                       (b)  Quarterly Financial Statements . . . .  18
                       (c)  Annual Financial Statements. . . . . .  19
                       (d)  Cash Flow Projections. . . . . . . . .  19
                       (e)  Knowledge of Event of Default. . . . .  19
                       (f)  Litigation, etc. . . . . . . . . . . .  19
                       (g)  Election to Terminate Status as a REIT  20
                       (h)  Other Information. . . . . . . . . . .  20

ARTICLE VI
                      OTHER COVENANTS. . . . . . . . . . .  20
          6.01 Existence, etc. . . . . . . . . . . . . . .  20
          6.02 Taxes . . . . . . . . . . . . . . . . . . .  20
          6.03 Insurance . . . . . . . . . . . . . . . . .  21
          6.04 Compliance with Law . . . . . . . . . . . .  21
          6.05 Inspection of Properties; Books and Records  21
          6.06 Conduct of Business . . . . . . . . . . . .  21
          6.07 Tenant Estoppel Certificates; Subordination,
Nondisturbance and   . . . . . . . . . . . . . . . .Attornment
Agreements      21
          6.08 Leases; Major Agreements. . . . . . . . . .  21
          6.09 Chief Executive Office. . . . . . . . . . .  22

ARTICLE VII
                 EVENTS OF DEFAULT AND REMEDIES. . . . . .  22
          7.01 Events of Default . . . . . . . . . . . . .  22
               (b)  Other Covenants. . . . . . . . . . . .  22
               (c)  Representations and Warranties . . . .  22
               (d)  Involuntary Bankruptcy; Appointment of
Receiver        23
               (e)  Voluntary Bankruptcy; Appointment of
Receiver        23
               (f)  Solvency; Material Adverse Change. . .  23
          7.02 Rights and Remedies . . . . . . . . . . . .  23
               (a)  Acceleration . . . . . . . . . . . . .  23
               (b)  Waiver of Demand . . . . . . . . . . .  24
               (c)  Environmental Assessment . . . . . . .  24


ARTICLE VIII
                     MISCELLANEOUS . . . . . . . . . . . .  24
          8.01 Expenses. . . . . . . . . . . . . . . . . .  24
                    (a)  Generally . . . . . . . . . . . .  24
                    (b)  After Event of Default. . . . . .  25
          8.02 Indemnity . . . . . . . . . . . . . . . . .  25
          8.03 Notices and Delivery. . . . . . . . . . . .  25
          8.04 Survival of Warranties, Indemnities and
Agreements . 26
          8.05 No Waiver; Remedies Cumulative. . . . . . .  26
          8.06 Marshalling; Recourse to Security; Payments Set
Aside      26
          8.07 Severability. . . . . . . . . . . . . . . .  26
          8.08 Headings. . . . . . . . . . . . . . . . . .  26
          8.09 Governing Law . . . . . . . . . . . . . . .  27
          8.10 Successors and Assigns. . . . . . . . . . .  27
          8.11 Sale of Loan, Participations. . . . . . . .  27
          8.12 Counterparts; Inconsistencies . . . . . . .  27
          8.13 Construction. . . . . . . . . . . . . . . .  27
          8.14 Entire Agreement. . . . . . . . . . . . . .  28